Exhibit 99.1

ATS Corporation Announces Financial Results for the Second Quarter Ended June 30, 2009

•	Revenue of $30.3 million for the second quarter 2009, up 11% from the first quarter 2009
•	EBITDA (1) of $3.5 million or an EBITDA margin of 11.5% for the second quarter 2009
•	Strong cash flow from operations of $3.4 million in the second quarter 2009
•	Total debt of $28.2 million as of June 30, 2009, down $3.4 million from $31.6 million as of March 31, 2009
•	DSO of 67 as of June 30, 2009, down from 79 days as of March 31, 2009

MCLEAN, VA – (BUSINESSWIRE) – August 5, 2009, ATS Corporation (“ATSC” or the “Company”) (OTCBB:ATCT), a leading information technology company that delivers innovative technology solutions to government and commercial organizations, today announced operating results for the second quarter ended June 30, 2009.

Second Quarter Results

ATSC reported revenue of $30.3 million for the second quarter of 2009.  Revenue for the second quarter decreased by 10.4% over second quarter 2008 revenue of $33.8 million.  Revenue from commercial contracts decreased $1.2 million to $6.0 million, or 16.8%.  This decline resulted from the down-turn in the business climate that began in the fourth quarter of 2008 and continued into 2009.  Revenue from civilian and defense contracts decreased $2.6 million to $24.7 million, or 9.7%.  As previously reported, the most significant contract reduction was with the U.S. Coast Guard due to the conversion of a large contract to a small business set-aside, where we continue to perform in a subcontractor role.

Operating income for the quarter was $2.7 million and the net income for the quarter was $1.2 million or $0.05 per diluted share, compared to operating income of $1.0 million and net income of $67,000 for the second quarter of 2008.   EBITDA (1) was $3.5 million for the quarter, resulting in an EBITDA margin of 11.5%, compared to $3.1 million, or a margin of 9.0% for the second quarter of 2008.

Backlog as of June 30, 2009 was approximately $156.1 million, of which $49.5 million was funded.  Days sales outstanding (“DSO”) were 67 at the end of the second quarter of fiscal year 2009.

As of June 30, 2009, ATSC’s balance sheet included debt of $24.8 million on its revolving credit facility and approximately $3.4 million in promissory notes related to the acquisitions of Potomac Management Group, Inc. and Number Six Software, Inc.  Additionally, the balance sheet included $48.4 million in stockholders’ equity.

Six-Month Results

ATSC reported revenue of $57.4 million for the first six months of 2009.  Revenue for the first six months decreased by 16.4% over the first six months of 2008.  Revenue from commercial contracts decreased $5.1 million to $10.5 million, or 33.7%.  Revenue from civilian and defense contracts decreased $6.1 million to $46.9 million, or 11.5%.

Operating income for the first six months of 2009 was $4.4 million and the net income for the first six months was $1.6 million or $0.07 per diluted share, compared to operating income of $2.1 million and net income of $342,000 or $0.02 per diluted share for the first six months of 2008.   EBITDA (1) was $6.0 million for the first six months of 2009, resulting in an EBITDA margin of 10.4%, compared to $6.3 million, or a margin of 9.1% for the first six months of 2008.

Exhibit 99.1

Second Quarter Highlights and Management Comments

Second quarter new bookings totaled $7.2 million, primarily from add-ons or additional funding from the Department of Housing and Urban Development, the Pension Benefit Guarantee Corporation, and the Federal Housing Finance Agency.  Within our commercial consulting business areas, we expanded our work with several customers, including Blue Cross Blue Shield of Kansas, American International Group, Inc., WellPoint, Inc. and the South Carolina Home Builders Self Insurance Fund; and we began several engagements with new customers such as the American European Insurance Group and the State of Kansas.  Additionally, the Company won several new awards just after the close of the second quarter, including a re-compete contract to provide software development services to the U.S. Air Force, valued at approximately $5 million over the next year.

ATSC President and Chief Executive Officer Dr. Edward H. Bersoff stated, “We are pleased that our results for the second quarter show revenue growth from the first quarter and significant margin expansion.  As we reported in the first quarter of this year, we experienced a temporary, but significant downturn in our Fannie Mae business as it reorganized to operate under government conservatorship.  We’ve seen our Fannie Mae business increase in the second quarter versus the performance in the first quarter, and expect further improvements in the third quarter that will return us to levels comparable with last year’s revenue for this customer.”

Dr. Bersoff added further comments on the Company’s financial performance, “We were very pleased with our margin performance in the second quarter and ability to expand our EBITDA margins to 11.5%, even with an increase in our investment in business development of approximately 15% in the first six months of this year compared to the same period last year.   We have also improved our DSO which were at 67 days at the end of the second quarter, a drop from 79 at the end of the first quarter of 2009.  As a result of the strong profits and improvements in cash flow, we have been able to further pay down our debt and continue to improve our operating flexibility.”

Management’s Revised Outlook

Based on current market trends and current ATSC backlog and bid activity, the Company is updating its revenue guidance for 2009.  The Company is now forecasting its revenue for the year to be between $121 and $125 million.  The Company is reiterating its EBITDA (1) guidance range of $11.5 and $13.0 million.

Dr. Bersoff commented, “As we have proven in earlier quarters, we will continue to monitor closely the alignment of our expenses with revenue performance and manage our business to achieve our targeted EBITDA margins.  Furthermore, we are encouraged with the quarter over quarter revenue growth this period, in particular, the positive developments in our commercial business areas after several challenging quarters.  We expect an increase in award activity in the second half of the year in both our government and commercial business areas, which will provide strong momentum for further growth as we enter 2010.”

Conference Call

ATSC will conduct a second quarter conference call on Wednesday, August 5, 2009 at 5:00 p.m. ET.  The dial-in number for the live teleconference is (866) 227-1582, conference ID # 1384913. For international participants, please call into 011-800-4040-2020 and use the same conference ID #.  A recorded replay of the teleconference will also be available on the Company website (www.atsc.com) for one year from the conference call date.

Exhibit 99.1

About ATS Corporation

ATSC is a leading provider of software and systems development, systems integration, infrastructure management and outsourcing, information sharing and consulting to the Department of Defense, Federal civilian agencies, public safety and national security customers, as well as commercial enterprises.  Headquartered in McLean, Virginia, the Company has more than 600 employees at 10 locations across the country.

Any statements in this press release about future expectations, plans, and prospects for ATSC, including statements about the estimated value of the contract and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies for the majority of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2009. In addition, the forward-looking statements included in this press release represent our views as of August 5, 2009. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 5, 2009.

Additional information about ATSC may be found at www.atsc.com.

Company Contact:
Joann O’Connell
Vice President, Investor Relations
ATS Corporation
(571) 766-2400

Media Contact:
Penny Parker
Corporate Communications Manager
ATS Corporation
(571) 766-2400

(1)
EBITDA is a non-GAAP measure that is defined as GAAP net income plus other expense, interest expense, income taxes, and depreciation and amortization.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and is provided to help investors evaluate companies on a consistent basis, as well as to enhance an understanding of our operating results.  EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net income as a measure of operating performance or the cash flows from operating activities as a measure of liquidity.  Please refer to the table at the bottom of the statement of operations in this release that reconciles GAAP net income to EBITDA.

Exhibit 99.1

ATS Corporation
Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008 (unaudited)

Revenue	$30,266,809	$33,788,772	$57,423,323	$68,662,297

Operating costs and expenses
Direct costs	20,451,932	22,964,775	38,647,669	45,233,416
Selling, general and administrative expenses	6,326,616	7,764,830	12,819,131	17,214,511
Depreciation and amortization	767,616	2,034,302	1,551,743	4,076,910
Total operating costs and expenses	27,546,164	32,763,907	53,018,543	66,524,837

Operating income	2,720,645	1,024,865	4,404,780	2,137,460

Other (expense) income
Interest, net	(792,604)	(944,729)	(1,566,684)	(1,749,136)
Other income	—	(4,705)	—	66,172

Income before income taxes	1,928,041	75,431	2,838,096	454,496

Income tax expense	756,253	8,579	1,240,719	112,615

Net income	$1,171,788	$66,852	$1,597,377	$341,881

Weighted average number of shares outstanding
—basic	22,660,767	20,410,516	22,601,811	19,706,731
—diluted	22,660,767	20,465,439	22,601,811	19,734,193

Net income per share
—basic	$0.05	$0.00	$0.07	$0.02
—diluted	$0.05	$0.00	$0.07	$0.02

Reconciliation of GAAP Net Income to EBITDA (1)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009 (unaudited)	2008 (unaudited)	2009 (unaudited)	2008 (unaudited)

Net Income	$1,171,788	$66,852	$1,597,377	$341,881

Adjustments
Depreciation and amortization	767,616	2,034,302	1,551,743	4,076,910
Interest	792,604	944,729	1,566,684	1,749,136
Taxes	756,253	8,579	1,240,719	112,615
EBITDA (1)	3,488,261	3,054,462	5,956,523	6,280,542

Exhibit 99.1

ATS Corporation
Consolidated Balance Sheets (audited and unaudited)

	June 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets
Cash	$7,839	$364,822
Accounts receivable, net	24,466,246	29,268,647
Other receivable - escrow	3,793,771	—
Prepaid expenses	607,618	537,974
Income taxes receivable, net	608,598	—
Other current assets	10,502	22,771
Deferred income taxes, current	988,727	1,321,890
Total current assets	30,483,301	31,516,104

Property and equipment, net	3,349,076	3,712,340
Goodwill	55,370,010	59,128,648
Intangible assets, net	7,204,080	8,304,686
Restricted cash	1,322,597	1,316,530
Other assets	332,144	387,897
Deferred income taxes	2,005,883	2,003,348

Total assets	$100,067,091	$106,369,553

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$27,343,150	$2,583,333
Capital leases – current portion	44,705	86,334
Accounts payable and accrued expenses	9,807,944	10,224,266
Accrued salaries and related taxes	3,671,643	2,999,576
Accrued vacation	2,640,774	2,220,865
Income taxes payable, net	—	600,121
Deferred revenue	2,373,403	1,745,352
Deferred rent – current portion	385,493	379,520
Total current liabilities	46,267,112	20,839,367

Long-term debt – net of current portion	810,214	34,492,558
Capital leases – net of current portion	—	745
Deferred rent – net of current portion	2,742,163	2,842,171
Other long-term liabilities (at fair value)	1,869,329	2,283,256

Total liabilities	51,688,818	60,458,097

Stockholders’ equity:
Preferred stock $0.0001 par value, 1,000,000 shares authorized, and no shares issued and outstanding	—	—
Common stock $0.0001 par value, 100,000,000 shares authorized, 31,082,865 and 30,867,304 shares issued, respectively, and 22,740,110 and 22,524,549 shares outstanding, respectively	3,108	3,087
Additional paid-in capital	131,274,763	130,767,038
Treasury stock, at cost, 8,342,755 shares held	(30,272,007)	(30,272,007)
Accumulated deficit	(51,593,445)	(53,190,822)
Accumulated other comprehensive loss (net of tax benefit of $722,682 and $887,416, respectively)	(1,034,146)	(1,395,840)

Total stockholders’ equity	48,378,273	45,911,456

Total liabilities and stockholders’ equity	$100,067,091	$106,369,553

Exhibit 99.1

ATS Corporation
Consolidated Statement of Cash Flows (unaudited)

	Six Months Ended June 30,
	2009	2008
	(unaudited)	(unaudited)
Cash flows from operating activities
Net income	$1,597,377	$341,881
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	1,551,743	4,076,910
Stock-based compensation	381,318	765,266
Deferred income taxes	208,221	(1,507,705)
Deferred rent	(94,036)	(40,990)
Gain on disposal of equipment	—	(16,638)
Provision for bad debt	276,262	92,780

Changes in assets and liabilities, net of adjustments related to other comprehensive loss:
Accounts receivable	4,491,003	(5,159,974)
Prepaid expenses and other current assets	(69,644)	(12,794)
Restricted cash	(6,067)	(21,999)
Other assets	66,803	(731,669)
Accounts payable and other accrued expenses	(426,282)	(1,037,300)
Accrued salaries and related taxes	672,066	(1,392,197)
Accrued vacation	419,908	394,542
Accrued interest	193,365	264,287
Income taxes payable and receivable	(1,321,944)	879,118
Other current liabilities	628,051	(347,088)
Other long-term liabilities	—	(45,976)

Net cash provided by (used in) operating activities	8,568,144	(3,499,546)

Cash flows from investing activities
Purchase of property and equipment	(86,654)	(57,574)
Proceeds from disposals of equipment	—	21,103
Payment on acquired businesses	—	(45,779)

Net cash used in investing activities	(86,654)	(82,250)

Cash flows from financing activities
Borrowings on line of credit	29,405,026	30,451,556
Payments on line of credit	(37,200,267)	(27,708,307)
Payments on notes payable	(1,127,286)	(1,441,667)
Payments on capital leases	(42,374)	(54,279)
Proceeds from stock issued pursuant to Employee Stock Purchase Plan	126,428	211,813
Proceeds from exchange of stock for warrants, net of expense	—	234,477

Net cash (used in) provided by financing activities	(8,838,473)	1,693,593

Net decrease in cash	(356,983)	(1,888,203)

Cash, beginning of period	364,822	1,901,977

Cash, end of period	$7,839	$13,774

Exhibit 99.1

ATS Corporation
Consolidated Statement of Cash Flows (unaudited) (continued)

Supplemental disclosures:
Cash paid or received during the period for:
Income taxes paid	$2,352,483	$2,401,682
Income tax refunds	4,924	1,350,000
Interest paid	1,373,319	1,484,849
Interest received	46,406	34,160
Non-cash investing and financing activities and adjustment to other comprehensive loss:
Unrealized other comprehensive loss on interest rate swap, net of tax	361,694	(88,664)